EXHIBIT 2
                                OPTION AGREEMENT


THIS AGREEMENT, made and entered into this 16th day of October, 1995, by and between Francarep, Inc., 50 Av. des Champs-Elysees, 75008 Paris, France ("Francarep") and Karlton Terry Oil Company, 700 E. 9th Avenue #106, Denver, CO 80203 ("KTOC").

WHEREAS, Francarep owns working interests in oil and gas properties as described and set forth on Exhibit A hereto, which is expressly made a part hereof (the "Interests"); and

WHEREAS,  KTOC is a party to an Asset  Purchase  Agreement  with  Metro  Capital
Corporation, a NASDAQ listed company ("Metro"), which among other things, requires that KTOC obtain and transfer the Interests to Metro and pursuant to which, KTOC is to receive shares of Metro common stock (the "Stock"); and

WHEREAS, Francarep desires to sell the Interests to KTOC for a purchase price which includes the Stock.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledge, the parties hereto covenant and agree as follows:

1. OPTION. Francarep hereby grants KTOC an exclusive option to purchase the interests (the "Option"). This Option Agreement will be effective only upon completion of the merger between KTOC and Metro Capital and the transfer of Francarep's assets to KTOC will be effective only when the purchase price (as defined below) has been delivered to Francarep.

2. TERM. The Option shall be exercisable until January 1, 1996. Prior to such date, Francarep shall make no disposition of the Interests.

3. PURCHASE  PRICE.  The purchase price for the Interests is: (a) $350,000 cash;
(b) 275,000 shares of Stock; and, (c) 330,000 shares of Metro Class B Common Stock issued at closing of the Asset Purchase Agreement (the "Closing"). The 275,000 shares of Stock shall be subject to (i) a mandatory purchase by KTOC as set forth in Paragraph 4; and (ii) a one time demand registration right to be exercised by Francarep 6 months from Closing.

4. MANDATORY REPURCHASE. KTOC (or its assigns) is required to purchase all of the Stock set forth in Paragraph 3.(b) hereof at any time within but no later than 18 months after Closing (the "Repurchase Period") for a purchase price of $1.50 per share. Such purchase may be completed in one or more transactions over the Repurchase Period. KTOC shall provide as collateral for its repurchase obligation as many shares of Metro Class B Common Stock (the "Collateral") as necessary to match, when sold on the market, the repurchase price of $412,500 and Francarep shall have recourse solely against the Collateral as follows:

To the extent that KTOC does not repurchase all of the Stock, then Francarep shall take title to that number of shares of Class B Common Stock which, when converted to Stock and sold on the market, equals the balance of that purchase price amount due from KTOC.

                                     Ex. 2-1

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5. NOTICE OF EXERCISE.  KTOC shall have the right to exercise this option at any time prior to expiration of its term by notifying Francarep in writing at its above stated address, Attention: Bernard PETITFILS.

6. CLOSING. The closing shall be handled through Brenman, Key & Bromberg, P.C., 1775 Sherman Street, Suite 1001, Denver, CO 80203 ("BKB"), as follows: Francarep shall cause appropriate Assignments to be delivered to BKB. KTOC shall deliver the purchase price to BKB. Once the Assignments are properly prepared and executed for recording purposes, BKB will deliver the purchase price to Francarep.

7. WARRANTIES. Francarep, for itself, its successors and assigns, represents, warrants and agrees to and with KTOC, its successors and assigns, that the Interests are not burdened by liens, encumbrances, burdens or defects of title arising by, through or under Francarep.

8. AUTHORIZATION. The execution and performance of this agreement has been authorized by the Board of Directors of Francarep; Francarep has taken all required and appropriate action for the performance of this agreement; and, this agreement is a binding and enforceable obligation of Francarep.

9. DEVELOPMENTS. KTOC agrees to keep Francarep advised of developments with regard to the transaction with Metro.

10. NOTICE. Any notice shall be in writing, mailed or delivered to the parties at its respective address as above set forth.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date set forth above.

                                            FRANCAREP

                                            By:  /s/ Georges Babinet(*)
                                                     Georges Babinet, an Officer

                                            KARLTON TERRY OIL COMPANY

                                            By:  /s/ Karlton Terry
                                                     Karlton Terry, President

(*) Subject to the approval of the wording of Paragraph 4 by Metro Capital and Brenman Key & Bromberg, P.C.


                                     Ex. 2-2

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